Exhibit D(88)

AMENDMENT ONE

DATED JUNE 1, 2016 TO

INVESTMENT SUBADVISORY AGREEMENT

for MML Mid Cap Value Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and American Century Investment Management, Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of June 1, 2012 relating to the MML Mid Cap Value Fund (the “Fund”); and

WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC (MML Advisers), effective April 1, 2014; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties; and

WHEREAS, language regarding the definition of Aggregate Assets was inadvertently omitted from the Agreement; and

WHEREAS, the parties intended that Aggregate Assets include the assets of certain other funds or accounts of MML Advisers or its affiliates for which the Subadviser provides investment advisory services and which have substantially the same investment objectives, policies and investment strategies, including the MassMutual Select Mid-Cap Value Fund, for which the Subadviser began providing investment advisory services pursuant to an Investment Subadvisory Agreement effective September 9, 2015;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Retroactive to September 9, 2015, Compensation of the Subadviser is replaced in its entirety with the following: [ ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Brian Haendiges	By:	/s/ Otis H. Cowan
Name:	Brian Haendiges	Name:	Otis H. Cowan
Title:	Vice President	Title:	Vice President

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND on behalf of

MML Mid Cap Value Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

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